     As filed with the Securities and Exchange Commission on January 4, 2002
                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                               PNM RESOURCES, INC.
             (Exact name of Registrant as specified in its charter)

NEW MEXICO
(State or other jurisdiction                                         85-0468296
incorporation or organization)                                 (I.R.S. Employer
                                                            Identification No.)

                                 ALVARADO SQUARE
                          ALBUQUERQUE, NEW MEXICO 87158
        (Address of Registrants' Principal Executive Offices) (Zip Code)

         FIRST RESTATED AND AMENDED PUBLIC SERVICE COMPANY OF NEW MEXICO
                             EXECUTIVE SAVINGS PLAN
                            (Full title of the Plan)

                                   Max Maerki
                Senior Vice President and Chief Financial Officer
                               PNM Resources, Inc.
                                 Alvarado Square
                          Albuquerque, New Mexico 87158
                                 (505) 241-2700
 (Name, address and telephone number, including area code, of agent for service)

                                 WITH COPIES TO:

                                   C.L. Moore
                             Keleher & McLeod, P.A.
                             414 Silver Avenue, S.W.
                          Albuquerque, New Mexico 87103

                         CALCULATION OF REGISTRATION FEE

================================ =============== ========================= ======================== ====================
   TITLE OF SECURITIES TO BE      AMOUNT TO BE   PROPOSED MAXIMUM OFFERING     PROPOSED MAXIMUM          AMOUNT OF
          REGISTERED             REGISTERED (1)      PRICE PER UNIT (2)    AGGREGATE OFFERING PRICE REGISTRATION FEE (3)
-------------------------------- --------------- ------------------------- ------------------------ --------------------
Deferred Compensation
Obligations                           100%                 n/a                  $2,052,000             $490.43
-------------------------------- --------------- ------------------------- ---------------------- -------------------
Common Stock, no par value       25,000 shares            $28.22                 $705,500              $168.61
================================ =============== ========================= ====================== ===================

         (1) Pursuant to Rule 416(c) of the Securities Act of 1933, there is also being registered such number of additional shares of common stock that may become available for purchase under the executive savings plan in the event of certain changes in the outstanding shares, including reorganizations, mergers, recapitalizations, restructurings, stock dividends, stock splits, reverse stock splits and reclassifications.
         (2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933. As to shares of common stock issuable pursuant to the executive savings plan, the offering price is calculated on the basis of the average of the high and low sale price of the Registrant's common stock on the New York Stock Exchange Composite Transaction Tape on January 2, 2001.
================================================================================

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 is being filed to reflect
(i) the adoption by the Public Service Company of New Mexico, a New Mexico corporation ("PNM"), of a holding company form of organizational structure, and (ii) the adoption by PNM of certain amendments to the First Restated and Amended Executive Savings Plan (the "Plan").

         The holding company reorganization was effected pursuant to the Agreement and Plan of Share Exchange between PNM and PNM Resources, Inc., a New Mexico corporation formerly known as Manzano Corporation ("PNM Resources" or the "Company"). This agreement provides for, among other things, a share exchange pursuant to which all shares of PNM common stock were exchanged on a one-for-one basis for shares of common stock of PNM Resources (the "Share Exchange"). The stockholders of PNM approved the Share Exchange on June 6, 2000. As a result of the Share Exchange, which was completed on December 31, 2001, PNM became a wholly-owned subsidiary of PNM Resources.

         PNM previously filed a Registration Statement on Form S-8 (Registration No. 333-73648) on November 19, 2001 to register (i) shares of PNM common stock issuable pursuant to the Plan and (ii) unsecured obligations of PNM to pay deferred compensation in the future in accordance with the Plan. Following the Share Exchange, Plan participants who receive shares of stock in settlement of accounts that were invested in the hypothetical Company Stock Fund will receive shares of PNM Resources common stock, rather than shares of PNM common stock. In addition, following the Share Exchange, the performance of PNM Resources common stock will be used to determine earnings and losses on the portion of Plan accounts invested in the hypothetical Company Stock Fund. PNM Resources also anticipates that, on or about January 11, 2002, the Plan will be adopted by PNM Resources, with PNM Resources being substituted for PNM as the sponsor of the Plan. Once the Plan has been adopted by PNM Resources, the unsecured obligations to pay deferred compensation in the future to Plan participants will be assumed by PNM Resources.

         The amendments to the Plan, which became effective on January 1, 2002, were adopted for the purpose of (i) increasing the group of individuals eligible to participate in the Plan, and (ii) expanding distribution options for Plan participants. Accordingly, the description of deferred compensation obligations under Item 4, Part II of this Registration Statement has been revised to reflect these amendments.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         PNM Resources, Inc. will file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Prior to PNM Resources becoming the holding company for PNM, reports were filed by PNM under the name "Public Service Company of New Mexico."

         The following documents, which have been filed with the Commission by PNM (File No. 1-6986) and PNM Resources are incorporated by reference in this Registration Statement:

         1. PNM's Annual Report on Form 10-K for the year ended December 31, 2000, as amended.

         2. PNM's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         3. PNM's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as amended.

         4. PNM's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

         5. PNM's Current Reports on Form 8-K dated January 18, 2001, January 23, 2001, January 25, 2001 (two), February 26, 2001,
                  February 28, 2001, March 1, 2001, March 20, 2001, March 27,
                  2001, April 11, 2001 (two), April 12, 2001, April 16, 2001,
                  April 18, 2001 (two), May, 2, 2001 (two), May 18, 2001, May
                  25, 2001, June 1, 2001, June 14, 2001, July 3, 2001 (two)
                  2001, July 13, 2001, July 16, 2001, July 18, 2001 (three),
                  July 24, 2001, July 30, 2001, August 9, 2001, August 16, 2001,
                  August 17, 2001, September 13, 2001, September 18, 2001, September 19, 2001, October 11, 2001, October 16, 2001,
                  October 23, 2001, October 24, 2001, October 25, 2001, November 2, 2001, November 15, 2001, November 16, 2001, November 30,
                  2001, December 12, 2001, December 14, 2001 (two), December 20, 2001, and December 27, 2001.

         6. PNM Resources' Current Report on Form 8-K dated December 31, 2001, which includes the description of the common stock of PNM Resources, no par value, and any amendment or report filed for the purpose of updating such description.

         7.       All other reports filed by PNM or PNM Resources pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act on or after December 31, 2000.

         In addition, all documents subsequently filed by PNM Resources pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which removes from registration all such securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         The deferred compensation obligations being registered represent obligations (the "Obligations") of the Company to make future payments to the participants in the Plan. The Obligations consist of the Company's commitment under the Plan to deliver at a future date any of the following:

         o compensation the receipt of which the participants have elected to defer under the terms of the Plan,

         o matching credits to participants' Plan accounts made by the Company or its affiliates,

         o non-elective credits to participants' Plan accounts made by the Company or its affiliates, and

         o earnings on the foregoing amounts based on a notional investment measurement.

         The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on the elections of the participant, and will be credited to a separate bookkeeping account in the name of the participant. The participant's account will reflect units of an investment fund intended to mirror substantially an investment in PNM Resources' common stock and such other hypothetical investment media selected pursuant to the Plan. The participant's account will be credited, or debited, as the case may be, based on the returns on the Company Stock Fund and the other hypothetical investment media established pursuant to the Plan, or based upon earnings or losses incurred, pursuant to established procedures under the Plan. The Company Stock Fund and other investment media will be used only for the purpose of calculating hypothetical returns, and the amounts in participants' Plan accounts will not actually be invested in the selected investment media. Dividends paid on the common stock of PNM Resources will be reflected in the participant's account by crediting to the Company Stock Fund the amount of shares of common stock equal to the value of the dividends, based on the closing price of PNM Resources' common stock on the date the dividend is paid. The participant's account will also be adjusted periodically to reflect any stock splits or other adjustments to PNM Resources' common stock. All amounts in a participant's account will be vested immediately.

         The Obligations are generally payable, at the participant's election, in a single lump-sum, installments or annuity (single life or survivor) upon the participant's death or termination of employment with the Company and all of its affiliates. Amounts invested in the Company Stock
Fund, however, are payable only in a lump-sum. Unless the participant elects to receive a lump-sum cash distribution, amounts invested in the Company
Stock Fund are distributable in PNM Resources' common stock. Subject to a ten percent (10%) penalty, participants may elect to withdraw up to fifty percent (50%) of their account value while still employed by the Company. Such in-service withdrawals will be subject to restrictions necessary to insure compliance with Section 16(b) of the Securities Exchange Act and the rules and regulations promulgated thereunder. There is no trading market for the Obligations.

         The Obligations are unsecured general obligations of the Company to make future payments to participants in accordance with the terms of the Plan. Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company's insolvency. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for acting independently with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

         A participant's rights to any amounts credited to his accounts may not be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the participant and may only pass upon the participant's death pursuant to a beneficiary designation made by a participant in accordance with the terms of the Plan. The Obligations are not convertible into any other security of the Company. All or a portion of the Obligations are payable in shares of common stock of PNM Resources, as described above. The Company reserves the right to amend, merge, consolidate or terminate the Plan at any time or from time to time, except that no such action may, without the consent of the affected participant, affect any of the participant's rights with respect to the amount then credited to the participant's account.

         Obligations in an aggregate principal amount of $2,052,000 are being registered under the Plan. Further amounts may be registered and issued as new or existing Plan participants elect to defer portions of their compensation in subsequent years.

         Copies of the Plan and the First Amendment thereto are filed as Exhibits 4.5 and 4.6 hereto and are incorporated herein by reference.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 6 of Article II of PNM Resources' By-Laws contains the following provisions with respect to indemnification of directors and officers:

         Each person serving as a director or an officer of the Corporation, or, at the request of the Corporation, as a director or an officer of any other company in which the Corporation has a financial interest and regardless of whether or not the person is then in office, and the heirs, executors, administrators and personal representatives of the person, shall be indemnified by the Corporation to the full extent of the authority of the Corporation to so indemnify as authorized by New Mexico law.

         Section 53-11-4.1 of the Business Corporation Act of the State of New Mexico provides that a corporation shall have power to indemnify any person made (or threatened to be made) a party to any proceeding (whether threatened, pending or completed) by reason of the fact that the person is or was a director (or, while a director, is or was serving in any of certain other capacities) if: (1) the person acted in good faith; (2) the person reasonably believed: (a) in the case of conduct in the person's official capacity with the corporation, that the person's conduct was in its best interests; and (b) in all other cases, that the person's conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe the person's conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, but may be limited or unavailable with respect to certain proceedings. In some instances, indemnification of a director may be mandatory or, upon the application of a director, may be ordered by a court. Reasonable expenses incurred by a director may, under certain circumstances, be paid or reimbursed in advance of a final disposition of a proceeding. Unless limited by its articles of incorporation, a corporation may (or, as the case may be, shall) indemnify and advance expenses to an officer of the corporation to the same extent as to a director under Section 53-11-4.1. Also, unless limited by its articles of incorporation, a corporation has (1) the power to indemnify and to advance expenses to an employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under the statute and (2) additional power to indemnify and to advance reasonable expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its Board of Directors, or contract.

         Section 53-11-4.1 was amended in 1987 to provide that the indemnification authorized thereunder shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under the articles of incorporation, the by-laws, an agreement, a resolution of shareholders or directors or otherwise.

         Insurance is maintained on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of PNM Resources out of its foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

         A list of exhibits is set forth on the Exhibit Index.

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of the annual report of the employee benefit plan pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on January 4, 2002.

                                      PNM RESOURCES, INC.

                                      By:  /s/ M. H. Maerki
                                         --------------------------------
                                               M. H. Maerki
                                               Senior Vice President and
                                               Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints J. E. Sterba, M. H. Maerki, and J. R. Loyack and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

                 SIGNATURE                                   CAPACITY                               DATE
                 ---------                                   --------                               ----
/s/  J. E. Sterba                                  Chairman, President and Chief
---------------------------------------                  Executive Officer                     January 4, 2002
J. E. Sterba                                  (Principal Executive Officer); Director

/s/  M. H. Maerki                                 Senior Vice President and Chief
---------------------------------------                  Financial Officer                     January 4, 2002
M. H. Maerki                                       (Principal Financial Officer)

/s/  J. R. Loyack                              Vice President, Corporate Controller
---------------------------------------            and Chief Accounting Officer                January 4, 2002
J. R. Loyack                                      (Principal Accounting Officer)


/s/  R. G. Armstrong                                         Director                          January 4, 2002
---------------------------------------
R. G. Armstrong


/s/  R. M. Chavez                                            Director                          January 4, 2002
---------------------------------------
R. M. Chavez

---------------------------------------
J. A. Godwin                                                 Director


                 SIGNATURE                                   CAPACITY                               DATE
                 ---------                                   --------                               ----
/s/  B. F. Montoya                                           Director                          January 4, 2002
---------------------------------------
B. F. Montoya


/s/  M. T. Pacheco                                           Director                          January 4, 2002
---------------------------------------
M. T. Pacheco


/s/  T. F. Patlovich                                         Director                          January 4, 2002
---------------------------------------
T. F. Patlovich


---------------------------------------
R. M. Price                                                  Director


/s/  P. F. Roth                                              Director                          January 4, 2002
---------------------------------------
P. F. Roth

                                                   EXHIBIT INDEX

    EXHIBIT NO.   DESCRIPTION
    -----------   -----------
         4.1      Articles of Incorporation of PNM Resources, Inc. (incorporated by referenced to Exhibit B of Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 of PNM Resources, Inc.
                  (Registration No. 333-32170), filed on April 18, 2000)

         4.2      Articles of Amendment to the Articles of Incorporation of PNM
                  Resources, Inc., dated April 10, 2001 (incorporated by reference to Exhibit 4.1.2 of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of PNM Resources,
                  Inc. (Registration No. 333-10993), filed on October 4, 2001)

         4.3      Articles of Amendment to the Articles of Incorporation of PNM
                  Resources, Inc., dated July 12, 2001 (incorporated by reference to Exhibit 4.1.3 of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of PNM Resources,
                  Inc. (Registration No. 333-10993), filed on October 4, 2001)

         4.4      Bylaws of PNM Resources, Inc., as amended through April 17,
                  2001 (incorporated by reference to Exhibit 4.2 of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of PNM Resources, Inc. (Registration No.
                  333-10993), filed on October 4, 2001)

         4.5      First Restated and Amended Public Service Company of New
                  Mexico Executive Savings Plan (incorporated by reference to
                  Exhibit 4 to the Registration Statement on Form S-8 of the
                  Public Service Company of New Mexico (Registration No.
                  333-73648), filed on November 19, 2001)

         4.6      First Amendment to the First Restated and Amended Public
                  Service Company of New Mexico Executive Savings Plan (filed herewith)

         15       Letter Regarding Unaudited Interim Financial Information
                  (filed herewith)

         23       Consent of Arthur Andersen LLP (filed herewith)

         24       Power of Attorney (included on signature page)

An opinion of counsel as to the valid issuance of the securities being registered under this Registration Statement is not required because the securities will not be original issuance securities. If that situation should change, an appropriate opinion of counsel will be filed.